LORD ABBETT INVESTMENT TRUST

AMENDMENT TO
DECLARATION AND AGREEMENT OF
TRUST


	The undersigned, being at least a
majority of the Trustees of Lord Abbett
Investment Trust, a Delaware statutory trust (the
"Trust"), organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993
(the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration, three new classes of shares for each of the Trust's twelve series: Lord Abbett Diversified Equity
Strategy Fund, Lord Abbett Multi-Asset
Balanced Opportunity Fund, Lord Abbett Multi-
Asset Growth Fund, Lord Abbett Multi-Asset
Income Fund, Lord Abbett Convertible Fund,
Lord Abbett Core Fixed Income Fund, Lord
Abbett Floating Rate Fund, Lord Abbett High
Yield Fund, Lord Abbett Income Fund, Lord
Abbett Inflation Focused Fund, Lord Abbett
Short Duration Income Fund, and Lord Abbett
Total Return Fund; such new classes to be designated Class R4, Class R5, and Class R6.
Any variations as to purchase price,
determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

	This instrument shall constitute an
amendment to the Declaration.

	IN WITNESS WHEREOF, the
undersigned have executed this instrument this 6th day of November 2014.



/s/Daria L. Foster
	/s/Julie A. Hill
Daria L. Foster
	Julie A. Hill


/s/E. Thayer Bigelow
	/s/Franklin W. Hobbs
E. Thayer Bigelow
	Franklin W. Hobbs


/s/Robert B. Calhoun, Jr.
	/s/James M. McTaggart
Robert B. Calhoun, Jr.
	James M. McTaggart


/s/Eric C. Fast
	/s/James L.L. Tullis
Eric C. Fast
	James L.L. Tullis


/s/Evelyn E. Guernsey
Evelyn E. Guernsey

Exhibit 77Q1(d)